                                                                   Exhibit 10.38

                  GAYLORD ENTERTAINMENT COMPANY (THE "COMPANY")

             SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

I. DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company's non-employee directors.

                                        RETAINERS                                       2006
---------------------------------------------------------------------------------   ------------
Board retainer...................................................................   $    40,000
Audit chair retainer.............................................................   $    15,000
Audit member retainer............................................................   $    10,000
Human Resources/Nominating and Corporate Governance chair retainer...............   $    12,500
Human Resources/Nominating and Corporate Governance member retainer..............   $     7,500

      No additional fees are paid for special meetings. Pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer these fees into this plan until their retirement or resignation from the Board of Directors. Upon election to the Board of Directors, non-employee directors also receive a one-time grant of a non-qualified stock option to purchase 10,000 shares of common stock under the 1997 Omnibus Stock Option and Incentive Plan, at an exercise price equal to the closing price on the date prior to the date of the grant, which becomes exercisable in four equal annual installments. In addition, each non-management director receives an annual grant of a non-qualified stock option to purchase 5,000 shares of common stock under the 1997 Omnibus Stock Option and Incentive Plan, at an exercise prices equal to the closing price on the date prior to the date of the grant, which becomes exercisable on the first anniversary of the date of grant. All directors are reimbursed for expenses incurred in attending meetings.

II. EXECUTIVE OFFICER COMPENSATION. The following table sets forth the 2006 annual base salaries and the fiscal 2005 performance bonuses provided to the Company's Chief Executive Officer and four most highly compensated executive officers (the "Named Executive Officers").

                                                                   FISCAL 2005
EXECUTIVE OFFICER                    2006 SALARY                   BONUS AMOUNT
-----------------                    -----------                 ---------------
Colin V. Reed                          $832,000                  $   787,692.34
David C. Kloeppel                      $494,000                  $   333,542.29
Jay D. Sevigny(1)                      $385,000                  $   204,523.06
Mark Fioravanti                        $333,000                  $   100,000.00
John Caparella(1)                      $350,000                  $   144,016.17

(1) As of February 10, 2006, Mr. Caparella was promoted from Senior Vice President and General Manager, Gaylord Palms Resort, to Executive Vice President and Chief Operating Officer -- Gaylord Hotels and Mr. Sevigny was designated Industry Relations Adviser.

The Named Executive Officers also participate in the Company's 2006 Cash Bonus Plan and receive long-term incentive awards pursuant to the Company's stockholder approved equity incentive plans.

III. ADDITIONAL INFORMATION. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company's proxy statement to be filed in connection with the 2006 annual meeting of stockholders.